Exhibit 21.1


                        FIRST CHARTER CORPORATION

                          Affiliated Companies
                          As of March 26, 1998


     Listed below are the subsidiaries of the Company, all of which are wholly owned and are owned directly by the Company, unless otherwise indicated.


                  First Charter National Bank
                  Bank of Union
                  BOU Financial, Inc. (1)
                  CSB Financial, Inc. (2)

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(1)  Owned by Bank of Union

(2)  Owned by First Charter National Bank